EXHIBIT 4.2.1

2004
LONG TERM
INCENTIVE
PLAN

2004 Long Term Incentive Plan (LTI)

CNH Global N.V. (the “Company”) is providing a performance based long term incentive plan to selected individuals of the Company and its affiliates. The provisions of the long term incentive plan (the” Plan”) are specified in this document. The equity portion of the award payout, under the Plan is offered under and governed by the CNH Global N.V. Equity Incentive Plan, (as amended and restated on July 23, 2001).

2004 Program Highlights:

•	3-year performance cycle plan, rolling cycle each year. Results after cumulative 3-year period determine incentive payout. For 2004 plan: performance cycle is: 2004-2006.

•	Performance criteria set for the 3-year cycle. New performance criteria can be set for each new cycle. For the 2004 plan: Cumulative operating margin % (operating income/net revenue) of CNH’s 2004-2006 fiscal years.

•	Thresholds, target and maximum company results determine levels of payout. For the 2004 Plan, Target is set at 100% of Strategic Business Plan. Threshold at 90% of targeted results. Maximum at 115% of targeted results.

•	Threshold results (90% of target) must be achieved for any payout.

•	All selected participants will be individually notified of their threshold, target and maximum incentive award opportunities.

•	The company’s performance must meet the threshold requirements under the CNH Performance Management System annual bonus plan for 2 out of 3 years of the performance cycle for any payout under the long term incentive plan.

•	Participants must earn an annual Performance Bonus for 2 out of 3 years of the performance cycle to be eligible for their payout opportunity under the long term incentive plan.

•	Individual Award opportunities will be set at the beginning of the cycle and will be set 50% in cash and 50% in shares.

•	Payout is after the results of the 3rd year of the cycle have been announced and annual performance assessment completed. Payout for the 2004 LTI plan: by 1st half of 2007.

•	For the 2004 LTI plan, an accelerated timing for 50% of the payout will be possible, if the targeted operating margin % for the cumulative 2 years, 2004-2005 is achieved.

•	If the criteria for accelerated payout are met, participants are eligible, if they earned an annual Performance Bonus for both the 2004 & 2005 plan years.

•	Any accelerated payouts will be paid after the 2005 results are announced and the annual performance assessment completed by 1st half of 2006.

How the Program Works:

2004 Plan Year:

Each year a new performance cycle under the Long Term Incentive Plan (LTI) will be in effect when and as announced.

The 3-year performance cycle period for the 2004 LTI plan is defined as the period January 1st 2004 to December 31st 2006.

Eligibility:

For the purpose of the LTI plan, participants will be individually notified of their participation in the plan. For each new performance cycle, participants will again be individually notified. Participation in one year’s LTI plan does not entitle participation in subsequent years’ LTI plan.

Selected participants’ signature will be required on individual award letters for official acceptance of the award and terms. Acceptance of the Award Letters terms and conditions will be required each of every year the individual is selected to participate in a new 3 year performance cycle.

Selected participants must be on the payroll at the date of payment and not on notice, except in the case of involuntary layoff, retirement, approved leave of absence or death after the plan year ends on December 31, 2006. In the case of accelerated payout, eligible participants must be on the payroll at the date of payment and not on notice with no exceptions.

2004 LTI Performance Criteria:

KPI: Cumulative Operating Margin %.

The CNH consolidated operating margin % of the cumulative three fiscal years, 2004-2006, as measured under International Accounting Standards (IAS) and as applied by CNH is the performance criterion for the 2004 LTI plan.

Operating margin % is the percentage of Operating Income to Net Revenue. The targeted 3 year cumulative operating income is 5.3%, as illustrated below:

2004 Performance Cycle: 2004-2006

[Chart showing targets]

Thresholds

A threshold of 90% of the targeted cumulative operating margin % for the 3-year period is required for any payout under the plan. The 2004 Plan threshold is 4.8% operating margin, 90% of the targeted 5.3% operating margin.

An additional threshold required is that the criteria for the annual bonus under the CNH Performance Management System must be achieved in 2 of the 3 bonus plan years during the LTI performance cycle before any LTI payout is earned.

Also, individuals must achieve a performance bonus in 2 of the 3 years to be eligible to receive any payout under the LTI plan. A performance bonus is one under the following CNH performance bonus plans: the Performance Management System Bonus Plan, the Sales Incentive Plan and Capital Incentive Plan. Payments made under any Special Award plans will not satisfy this criterion of the 2004 LTI plan.

2004 LTI Payout Opportunity

If the performance criteria are met as set forth in this Plan document, the eligible participants will have a range of incentive opportunity defined by Threshold, Target, and Maximum levels.

The individual award letters will indicate the participants’ incentive award opportunities for Threshold, Target and Maximum levels of company results. Should actual results fall in between the threshold, target and maximum levels, the payout amount will be interpolated.

Any awards to be paid out will typically be made in 50% cash and 50% Company shares. The cash and number of shares opportunity will be set at the beginning of the performance cycle and included in the award letter.

The total award is based on a percentage of annual base salary. For the 2004 LTI plan year, December 31, 2003 annual base pay will be used to set the cash and shares awards. The fair market value of the Company shares on the day of the grant will be used to determine the number of shares for the 50% portion to be awarded in shares.

The cash and share award will not be issued to the participants until the performance criteria have been met at the end of the performance cycle. Any payout for the 2004 LTI plan will be made by the 1st half of 2007. During the performance cycle period, there is no ownership rights to the shares, meaning no dividends or voting rights apply to the award until the shares are issued to the individuals.

In most countries, both the cash and share award are considered compensation income at the time the award is issued. The employee is subject to income and social security taxes. The Company will be required to withhold all applicable taxes and social contributions from the employees’ pay.

Once the shares are issued, there are no Company restrictions on the shares for the individuals. However, the Company’s insider trading policy applies to any shares issued under the Plan.

Transitional Payout Opportunity

Given the transition to a new equity incentive plan which requires a 3-year time frame before a payout is earned, for the 2004 LTI plan year, accelerated timing for a partial payout may occur under certain conditions. The accelerated timing is after the 2005 results and 50% of the total award may be payable, if the following conditions are met:

•	The targeted operating margin % for the cumulative 1st 2 years of the performance cycle is met. Cumulative operating margin % for 2004-2005 is 4.7%.

•	The criteria for payout under the Performance Management System annual bonus plan is met for both plan years 2004 and 2005.

•	Individuals are eligible for an accelerated payout only if they earned a performance bonus in both 2004 and 2005 plan years.

Any payout of the remainder of the 2004 LTI performance award will follow the plan provisions as specified in this plan document.

Final Benefit Determination:

All benefits granted under this plan are subject to the final approval of the CNH Global N.V. Board of Directors, Nominating and Compensation Committee, in its sole discretion. The Compensation Committee also reserves the right to amend, suspend or terminate any or all provisions of the plan for the future plan years within the sole discretion of the Board or Compensation Committee.

The Compensation Committee or the Board has the authority in its sole discretion to deny any or all payments, even if the company targets were met, based upon consideration of factors of such gravity which would adversely affect the financial stability or the future viability of the company.

2004 Long Term Incentive Plan Illustrations

The following pages step through 2 examples of 2 consecutive performance cycles, from Criteria Selection, to Objective Setting, to Actual Results through to the Payout Determination.

For the 2 examples, the Criteria Selection and the Objective Setting use identical assumptions. The 3-Year Cumulative Operating Margin % is the criterion used for both the 1st and 2nd performance cycles.

Also, the examples assume 85% of the operating income $ target is the annual bonus threshold. The annual bonus plan has separate criteria, objectives and thresholds from the LTI plan. These examples are illustrative only. The annual bonus plan will be announced separately.

For the Actual Results, the 2 examples differ

•	Example 1: Great 1st year, Poor 2nd and 3rd year

•	This example will show no payout was met

•	Example 2: Great 1st year, average 2nd year and poor 3rd year

•	Shows the 1st cycle results earned a payout

•	Shows the impact of the 1st cycle’s performance on the 2nd cycle

•	Illustrates how the full Individual Payout is Determined based on the 1st cycle results

•	Shows the Transition Payout conditions are achieved

•	Illustrates an Individual’s Transition Payout

These examples are purely illustrative, including the 2nd cycle criteria selection and objective setting. For each new cycle, new criteria and/or objectives may be set.

     Illustration:

Criteria Selection:

1st Cycle	Perf cycle 2004-2006
				▶

	2004	2005	2006		3 yr cum

Target Goal:
Revenue $	10,219	10,779	11,049		32,047
Operating Income $	399	587	724		1,710

Operating Margin %	3.9%	5.4%	6.6%		5.3%

2nd Cycle	Perf cycle 2005-2007
				▶

	2005	2006	2007		3 yr cum

Target Goal:
Revenue $	10,779	11,049	11500		33,328
Operating Income $	587	724	850		2,161

Operating Margin %	5.4%	6.6%	7.4%		6.5%

Operating Margin % for the 2nd Performance Cycle is illustrative. Each year, the new performance cycle criteria may change.

Objective Setting:

		LTI Objectives
		Threshold		Maximum
	Expected Results	(-10%)	Target (-)	(+15%)

1st Cycle	Cum. Operating Margin %	4.8%	5.3%	6.1%

2nd Cycle	Cum. Operating Margin %	5.8%	6.5%	7.5%

Example 1 — Actual Results: Great 1st year, Poor 2nd and 3rd year

	2004	2005	2006	3 yr cum	Threshold

CNH Actual Results:
Revenue $	9,000	10,000	11,000	30,000
Operating Income $	600	300	579	1,479

Operating Margin %	6.7%	3.0%	5.3%	4.9%	4.8%

% of annual operating income budget achieved	150%	51%	80%
Annual Bonus Payout	Yes	No	No

•	Even though the LTI Threshold is met (4.9% vs. 4.8%), NO LTI PAYOUT since 2 out of 3 annual bonus not met.

•	In addition, the 2nd plan cycle will not have a payout because of not meeting annual bonus criteria for payout in years 2005 & 2006.

•	The additional threshold of annual bonus result is ensuring continuous focus after an outstanding 1st year.

Example 2 — Actual Results:
Great 1st Year, acceptable 2nd Year, and poor 3rd Year

1st cycle	Perf cycle 2004-2006
				▶

	2004	2005	2006		3 yr cum	Threshold

CNH Actual Results:
Revenue $	9,000	10,000	11,000		30,000
Operating Income $	600	499	362		1,461

Operating Margin %	6.7%	5.0%	3.3%		4.9%	4.8%

Annual Bonus Payout	Yes	Yes	No

•	LTI PAYOUT since 2 out of 3 annual bonus met and LTI threshold met (4.9% vs. 4.8%)

•	Impact on next cycle shown on the next slide.

2nd cycle	Perf cycle 2005-2007
				▶

	2005	2006	2007		3 yr cum	Threshold

CNH Actual Results:
Revenue $	10,000	11,000	11,500		32,500
Operating Income $	499	362	850		1,711

Operating Margin %	5.0%	3.3%	7.4%		5.3%	5.8%

Annual Bonus Payout	Yes	No	Yes

•	NO LTI PAYOUT because LTI threshold not met (5.3% vs. 5.8%)

•	This example used to illustrate that relaxing after a strong year in one cycle may jeopardize the next cycle’s payout chances.

     Payout Determination:

Employee A:
Base Salary at 12/31/03	$150,000
Share Price at Grant:	$17.00
Share Price at Issue Date:	$22.00

		Threshold	Target	Maximum	Actual
Operating Margin:		4.8%	5.3%	6.1%	4.9%

Award Opportunity:

Total Award at grant	% of Base Pay	12.0%	20.0%	30.0%	13.6%

Total Award at grant	$ equivalent	$18,000	$30,000	$45,000	$20,400

Cash Award	50%	$9,000	$15,000	$22,500	$10,200
Shares Award	50%	529	882	1,324	600

Notes:

The award is interpolated between the Threshold and Target Level.

The Shares Award is set at grant date and has both risk and opportunity in terms of intrinsic value.

Memo: Total Award at date issued — $equivalent (for the example of $22/share ):                    $23,400

($10,200 cash award + 600 shares award X $22/share)

     Transition Payout:

	Perf cycle 2004-2006
				▶

	2004	2005	2005 cum

Target Goal:
Revenue $	10,219	10,779	20,998
Operating Income $	399	587	986

Operating Margin %	3.9%	5.4%	4.70%

	2004	2005	2005 cum

CNH Actual Results:
Revenue $	9,000	10,000	19,000
Operating Income $	600	499	1,099

Operating Margin %	6.7%	5.0%	5.79%

Annual Bonus Payout	Yes	Yes

•	The 2004-2005 cumulative operating margin % % target is 4.7%

•	The actual result is 5.79%, which is greater than the target; therefore, the first condition for an LTI transition payout is met.

•	The annual bonus plan had a payout in both 2004 and 2005, meeting the second condition for an LTI transition payout.

Accelerated Payout Opportunity:

Employee A:
Base Salary at 12/31/03	$150,000
Share Price at Grant:	$17.00

		Accelerated
	Target	Payout
Award Opportunity:
Total Award at grant
— % of Base Pay	20.0%
— $ equivalent	$30,000

Cash Award	$15,000	$7,500
Shares Award	882	441

•	The Shares Award is set at grant date and has both risk and opportunity in terms of intrinsic value.

•	The remainder of the Total Award Opportunity pays according to the LTI Plan rules after the 3rd year results are known.

•	The Transition payment is an acceleration of 50% of the 1st performance cycle’s total award opportunity at target. It is not in addition to the full award opportunity.

In our example we had previously seen ahead that the total payout was $10,200 in cash and 600 in shares. After the transitional payment in 2006 of $7,500 in cash and 441 shares, the remaining award payout from our example would be paid in 2007 for $2,700 in cash and 159 shares.

In 2008 and each year after, provided the LTI plan remains in effect, the full award opportunity has the potential to payout for those selected to participate.

CNH GLOBAL N.V. EQUITY INCENTIVE PLAN
Performance Unit Award Agreement

     THIS AWARD AGREEMENT entered into as of the            day of      , by and between CNH Global N.V. (the “Company”), and                                         (the “Participant”).

WITNESSETH:

     WHEREAS the Company maintains the CNH Global N.V. Equity Incentive Plan (the “Plan”) for the benefit of eligible employees; and

     WHEREAS pursuant to the authority vested in it under the Plan, the Nominating and Compensation Committee of the Board of Directors of the Company (the “Committee”), has approved the granting of this Award to the Participant;

     NOW, THEREFORE, the Company and the Participant agree as follows:

1. Award of Performance Units

     (a) Share Units. Subject to the terms of this Agreement and the Plan, the Participant is hereby awarded Performance Units under the Plan in an amount specified and determined pursuant to Schedule 1 of this Agreement. Subject to paragraph 3 below, each Performance Unit under this Section 1(a) shall entitle the Participant to a Common Share of the Company on the Settlement Date for that Performance Unit, as provided in paragraph 4 below.

     (b) Cash Units. Subject to the terms of this Agreement and the Plan, the Participant is hereby awarded Performance Units under the Plan in an amount specified and determined pursuant to Schedule 1 of this Agreement. Subject to paragraph 3 below, each Performance Unit under this Section 1(b) shall entitle the Participant to a cash payment on the Settlement Date for that Performance Unit at $ 1.00 per Performance Unit, as provided in paragraph 4 below.

2. Vesting of Awards

     Unless forfeited earlier under paragraph 3 below, a percentage of the Performance Units awarded in paragraph 1 above shall vest upon the Settlement Date (as defined in Section 4 below).

     In the event of the Participant’s death, Total Disability (as defined below) or other approved leave of absence retirement, or involuntary layoff after December 31, 2006, the Participant shall vest in the Performance Units awarded according to this Award Agreement. Upon a change in control (as determined by the Committee) after December

31, 2006, the Participant shall vest in the Performance Units awarded according to the provisions of this Award Agreement.

     “Total Disability” means, as determined in good faith by the Company, the permanent inability of the Participant, which is as a result of accident or sickness, to perform such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience and which results in the termination of the Participant’s employment.

3. Forfeiture of Performance Units

     All Performance Units that have not previously vested shall be forfeited on the earlier to occur of the following dates:

(a)	June 30, 2007; or

(b)	the day following the Participant’s termination of employment with the Company for any reason, except as provided in Section 2 of this Agreement; or

(c)	upon the date the Company determines the objectives set forth on Schedule 1 and 2 are not met.

4. Settlement of Performance Units

     (a) In Common Shares. As soon as practicable after each Determination Date (the “Settlement Date”), the Company shall transfer to the Participant certificates or book entry shares issued in the Participant’s name for the number of shares of Common Shares equal to the number of Performance Units granted pursuant to Section 1(a) of this Award Agreement and vesting on such date, if any; provided, however, the Company, in its sole discretion, may withhold shares of Common Shares otherwise payable to the Participant to satisfy any applicable withholding taxes.

“Determination Date” means the date(s) that the Company determines the number of Performance Units the Participant is entitled to receive as set forth on Schedule 2.

     (b) In Cash. As soon as practicable after each Determination Date, the Company shall pay the Participant, in cash, an amount equal to the number of Performance Units granted pursuant to Section 1(b) of this Award Agreement and vesting on such date, if any, multiplied by $1.00. The Company, in its sole discretion, may withhold payment otherwise payable to the Participant to satisfy any applicable withholding taxes. Any withholding taxes resulting from any awards under this Award Agreement shall be paid out of the cash payment under this Section 4(b) prior to the Company withholding any Common Shares for applicable withholding taxes.

5. Adjustments

     The Performance Units granted in this Agreement shall be subject to adjustments by the Committee in accordance with Section 7 of the Plan.

6. Rights as Shareholder

     The Participant shall have no rights as a shareholder with respect to any shares of Common Shares until and unless the Participant becomes the shareholder of record of such shares. Except as provided in Section 7 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes a shareholder of record.

7. Employment

     Neither the granting of this Award nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of the Company to employ the Participant for any period of time.

8. Nontransferability

     During the Participant’s lifetime, this Award shall not be transferable (voluntarily or involuntarily) by the Participant. The benefits of the Award shall pass, upon death, to the beneficiary designated by the Participant on a form provided by, and filed prior to death with, the Company. If no designation is made or if the designated beneficiary does not survive the Participant’s death, the Award shall pass by will or the laws of descent and distribution.

9. Definitions

     Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

10. Amendment

     This Agreement may be amended by the Committee at any time, provided that no such amendment, without the written consent of the Participant, shall adversely affect the rights of the Participant granted hereunder.

11. Miscellaneous

(a)	Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

(b)	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement (including the Plan).

(c)	Successors. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and successors.

(d)	Governing Law. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan shall control. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

CNH GLOBAL N.V.

By

ACCEPTED:

Participant	Date

SCHEDULE 1
CALCULATION OF AWARD

Potential Performance Units if

a) the Company achieves 4.8% cumulative operating margin for the CNH fiscal years of 2004-2006;

b) an annual bonus is earned by the Participant pursuant to the annual bonus rules of the Company for 2 of the 3 plan years of the 2004-2006 cycle, and

c) the Company achieves the threshold for an annual bonus pursuant to the annual bonus rules of the Company for at least 2 of the 3 plan years of the cycle of 2004-2006:

Threshold			Maximum
(Target – 10%)		Target	(Target + 15%)
2004-2006 Cumulative Operating Margin %	4.8%	5.3%	6.1%

Section 1(a) Award1:

Section 1(b) Award2:

The Target means achievement by the Company of the targeted amount of operating income divided by net revenue of the Company as specified in the strategic business plan of the Company, as determined by the Company in its sole discretion.

If the amount of operating income divided by net revenue of the Company falls between the Threshold and the Target or between the Target and the Maximum, the amount of Performance Units awarded shall be interpolated accordingly.

[1]	Each Section 1(a) Performance Unit equals one share of Common Shares of the Company.

[2]	Each Section 1(b) Performance Unit equals $1.

SCHEDULE 2
AWARD PAYOUT

-	50% of Performance Units at Target Potential vest upon determination date provided, that, (i) the Participant has received a bonus pursuant to the Company’s annual bonus rules for calendar year 2004 and 2005, (ii) the Company achieves the threshold for an annual bonus pursuant to the annual bonus rules of the Company for both calendar years 2004 and 2005, and (iii) the Company has achieved the cumulative operating margin percentage target of 4.7% for calendar years 2004 and 2005, cumulatively.

-	Remainder, if any, of the Performance Units vest upon the Determination Date; provided, that, (i) the Participant has received an annual bonus pursuant to the Company’s annual bonus rules for at least 2 of the 3 years cycle of 2004-2006, (ii) the Company has achieved the threshold for an annual bonus pursuant to the annual bonus rules of the Company (as established by the Company, in its sole discretion) for at least 2 years out of the 3 years cycle of 2004-2006, and (iii) the Company achieves 4.8% cumulative operating margin for the CNH fiscal years of 2004-2006.